PROSPECTUS SUPPLEMENT                    FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated May 6, 1998)           Registration No. 333-50093

                           OAK INDUSTRIES INC.

             $100,000,000 Principal Amount of 4 7/8% Convertible
                        Subordinated Notes due 2008
                 (Interest payable March 1 and September 1)

                       2,586,900 Shares of Common Stock
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This document supplements the Prospectus dated May 6, 1998 relating to (i)
$100,000,000 aggregate principal amount of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes") of Oak Industries Inc., a Delaware corporation (the "Company"), and (ii) 2,586,900 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Donaldson, Lufkin and Jenrette Securities Corporation, Lehman Brothers and SG Cowen Securities Corporation in February 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock of the Company is traded under the symbol "OAK."

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SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A
DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS PROSPECTUS. ANY
                    REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.
               ------------------------------------------



The date of this Prospectus Supplement is October 30, 1998.


The following table sets forth (i) the name of each Selling Securityholder and position, office or other material relationship, if any, with the Company within the past three years, (ii) the amount of Notes owned by each Selling Securityholder named herein as of the most recent date for which the Company obtained such information from such Selling Securityholder,
(iii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iv) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (v) the number of Shares which may be offered for the account of such Selling Securityholder under the Prospectus.


Name of Selling          Principal         Principal                           Shares
Securityholder           Amount of        Amount of Note        Shares         Offered
                         Notes Owned      Offered Hereby      Owned(1)(2)    Hereby(2)(3)
---------------          -----------      ---------------     -----------    ------------
Donaldson, Lufkin and     $32,450,000(5)   $32,450,000(5)       839,449(6)     839,449(6)
  Jenrette Securities
  Corporation(4)

---------------------


(1)   Includes the Shares into which the Notes held by such Selling Securityholder are convertible at the
Conversion Price.

(2)   The Conversion Price and the number of Shares issuable upon conversion of the Notes are subject to adjustment under certain circumstances.  See "Description of Notes -- Conversion Rights."  Accordingly, the
number of Shares issuable upon conversion of the Notes may increase or decrease from time to time.  Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3)   Assumes that the full amount of Notes held by the Selling Securityholder are converted into Shares at the
Conversion Price and offered by such Shares by such Selling Securityholder pursuant to the Prospectus.

(4)   As set forth in the Prospectus, Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") was an
initial purchaser of the Notes.  In addition, DLJ has, from time to time, provided investment banking and other advisory services to the Company.

(5)   Includes $32,050,000 principal amount of Notes held by this Selling Securityholder previously included in supplements to the Prospectus dated May 8, May 29, July 17, and July 31, 1998.

(6)   Includes 829,101 Shares issuable upon conversion of $32,050,000 principal amount of Notes held by this
Selling Securityholder previously included in supplements to the Prospectus dated May 8, May 29, July 17, and
July 31, 1998.


Because the Selling Securityholder may, pursuant to the Prospectus, offer all or some portion of the Notes and Shares it presentlys hold or, with respect to Shares, has the right to acquire upon conversion of such Notes, no estimate can be given as to the amount or percentage of the Notes and Shares that will be held by the Selling Securityholder upon termination of any such sales. In addition, the Selling Securityholder identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Shares since the date on which it provided the information regarding itsr Notes and Shares, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The Selling Securityholder may sell all, part or none of the Notes or Shares listed above.

The Company may from time to time include additional Selling
Securityholders and information about such Selling Securityholders' plans of distribution in future supplements to the Prospectus.


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